Exhibit 10.42

STRATEGIC DIAGNOSTICS INC.

RESTRICTED STOCK GRANT AGREEMENT

         THIS RESTRICTED STOCK GRANT AGREEMENT (the “Agreement”) is dated as of ______, 20xx (the “Date of Grant”), by and between Strategic Diagnostics Inc., a Delaware corporation (the “Company”), and ___________________ (the “Grantee”).

RECITALS

         WHEREAS, the Company desires to employ the Grantee and the Grantee desires to become employed by the Company; and

         WHEREAS, the Board of Directors of the Company (the “Board”) has decided to grant restricted stock to the Grantee in connection with his acceptance of employment with the Company and as an inducement for the Grantee to promote the best interests of the Company and its stockholders; and

         WHEREAS, the Company maintains the Strategic Diagnostics Inc. 2000 Stock Incentive Plan, as amended through May 12, 2009 (the “Plan”); and

         WHEREAS, this restricted stock grant is made in accordance with the Plan and subject to the terms and conditions set forth hereinafter and in the Plan; and

         WHEREAS, except as specifically indicated otherwise, all references in this Agreement to the “Board” shall be deemed to refer to the Compensation Committee.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions and covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Grantee, intending to be legally bound, hereby agree as follows:

1.      Restricted Stock Grant.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee _______ shares of the Company’s common stock, par value $0.01 per share (the “Restricted Stock”), subject to the restrictions set forth below.  The Company acknowledges payment by the Grantee for the Restricted Stock of $_______ in cash (representing par value of the shares at $0.01 per share).  Shares of Restricted Stock may not be transferred by the Grantee or be subjected to any security interest until the shares have become vested pursuant to Section 2 of this Agreement (such period is referred to herein as the “Restriction Period”).

2.      Vesting and Nonassignability of Restricted Stock.

(a)           The shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(c) and 2(d) shall lapse in accordance with the following schedule, if the Grantee continues to provide service to the Company from the Date of Grant until the applicable vesting date:

VESTING DATE	SHARES VESTED

(b)           Notwithstanding the provisions of Section 2(a) above, if a Change of Control (as defined in the Plan) occurs during the Restriction Period, the restrictions and conditions on the restricted stock shall immediately lapse and the shares shall become fully vested.

(c)           If the Grantee’s employment with the Company terminates for any reason during the Restriction Period (other than in connection with a Change in Control), this Agreement shall immediately terminate and be of no further force and effect and the non-vested Restricted Stock will be forfeited and be immediately returned to the Company.

(d)           During the Restriction Period, the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee.  Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.      Issuance of Certificates.

(a)           Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests.  During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b)           When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Section 2 of this Agreement.

(c)           The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4.      Change of Control.  Except as otherwise provided in this Agreement, the provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate.

5.      Grant Subject to Board Determinations.  The Agreement is subject to interpretations, regulations and determinations of the Board in accordance with the terms hereof, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law.  The Board shall have the authority to interpret and construe the Agreement and its decisions shall be conclusive as to any questions arising hereunder.

6.      Withholding.  The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the Restricted Stock.  Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

7.      Tax Consequences.  The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.  The Grantee understands that section 83 of the Code taxes as ordinary income the difference between the amount paid for the Restricted Stock and the fair market value of the Restricted Stock as of the date any restrictions on the Restricted Stock lapse pursuant to Section 2 of this Agreement. The Grantee understands that the Grantee may elect to be taxed at the time the Restricted Stock is granted rather than when and as the vesting period expires by filing an election under section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Date of Grant.  A memorandum describing the tax consequences under Code section 83 and the form for making a Section 83(b) election is attached as Exhibit A hereto.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

8.      No Service or Other Rights.  This Agreement shall not confer upon the Grantee any right to be retained by or in the service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time.  The right of the Company to terminate at will the Grantee’s service at any time for any reason is specifically reserved.

9.      Assignment by the Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

10.    Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

11.    Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at Strategic Diagnostics Inc., 111 Pencader Drive, Newark, DE 19702, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this instrument, and the Grantee has placed his signature hereon, effective as of the day and year first set forth above

STRATEGIC DIAGNOSTICS, INC.

By:
<COMPANY REPRESENTATIVE>
Strategic Diagnostics Inc.

I hereby accept the grant of the Restricted Stock described in this Agreement.  I have read the Strategic Diagnostics, Inc. 2000 Stock Incentive Plan, as amended through May 12, 2009 and I understand that the capitalized terms herein where indicated shall have the same meaning as those terms have under the Plan. I hereby agree to be bound by those terms and the terms of this Agreement and any determinations of the Board with respect thereto.

Grantee:

Date:	Address:

MEMORANDUM

TO:

FROM:	Strategic Diagnostics Inc.

DATE:

RE:	Tax Consequences of Restricted Stock Grants

This memorandum summarizes the tax consequences of the restricted stock issued to you by Strategic Diagnostics Inc. (the “Company”).  As set forth in your Restricted Stock Grant Agreement, you will become vested in the shares of restricted stock, and the restrictions on such shares will lapse, over the restriction period, if you remain in the employ of the Company.

The federal income tax treatment of restricted stock under present tax law is generally described below.  Local and state tax authorities may also tax the restricted stock.  You are urged to consult your personal tax advisor concerning the application of federal, state and local tax laws to your restricted stock.

Generally, you will be taxed on a grant of restricted stock when the stock ceases to be subject to a substantial risk of forfeiture or becomes transferable.  At that time, you will recognize ordinary income equal to the then fair market value of the shares, less any amount paid for the shares.

However, under Section 83(b) of the Internal Revenue Code, you may elect, at the time restricted stock is granted, to recognize in income the fair market value of the shares at the time they are granted (determined without regard to the effect of any restrictions), less the amount paid for the shares.  If you elect such early taxation, you will not be taxed on the shares when they vest, even if the fair market value of the shares at that time is higher than at the time the restricted stock is granted.  This election is referred to as a “Section 83(b) election.”  If you make a Section 83(b) election and then forfeit the shares, you will not be entitled to any tax deduction or tax refund on account of the forfeiture.

If you decide to make a Section 83(b) election, the election must be filed with the Internal Revenue Service within 30 days after the restricted stock is granted.  You may not revoke a Section 83(b) election.   You may use the attached form to make a Section 83(b) election.  You should file the completed form with the Internal Revenue Service by sending it registered mail to the Internal Revenue Service Center where you file your tax returns.  You are also required to attach a copy of the completed form with your income tax return for 20xx and give a copy to the Company.

Section 83(b) Election Form

This election is being made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation Section 1.83-2.

(1)

Name of taxpayer making election:
Address:
Social Security Number:
Tax Year for which election is being made:	20xx

(2)           The property with respect to which the election is being made: _________shares of common stock of Strategic Diagnostics Inc. (the “Common Stock”).

(3)           Date the property was transferred:  ________.

(4)           Forfeiture provision: The stock is subject to forfeiture to the Company if the taxpayer ceases to provide service to the Company during the restriction period.  The restriction period lapses according to the following schedule:

VESTING DATE	SHARES VESTED

(5)           The fair market value at the time of the transfer of the Common Stock (determined without regard to any restriction other than a restriction that by its terms will never lapse) is $____ per share.

(6)           The amount paid for the Common Stock is $0.01 per share ($____ aggregate consideration).

(7)           A copy of this statement has been furnished to the Company.

(8)           This statement is executed as of  ______, 20xx.

____________________________

Taxpayer

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